PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED SEPTEMBER 27, 2001	FILED PURSUANT TO RULE 424(b)(3) REGISTRATION NO. 333-65112

INTRAWARE, INC.

9,139,997 Shares Common Stock

        This prospectus supplement relates to the resale by the selling securityholders of up to 9,139,997 shares of our common stock issuable upon conversion of our Series A and Series B-1 preferred stock and shares issuable upon the exercise of related warrants.

        This prospectus supplement should be read in conjunction with the prospectus dated September 27, 2001, which is to be delivered with this prospectus supplement. All capitalized terms used but not defined in the prospectus supplement shall have the meanings given to them in the prospectus.

        The table below supplements the Selling Securityholders table included in the prospectus dated September 27, 2001. The supplemental table reflects the distribution by ComVest Venture Partners, L.P. ("ComVest") of 183,388 shares of our Series B-1 preferred stock to the parties listed below. As a result of the distribution, ComVest no longer holds any shares of our Series B-1 preferred stock, but continues to hold warrants to purchase 481,599 shares of our common stock which may be resold under the prospectus. The supplemental table does not update information relating to selling securityholders who did not receive a portion of the ComVest distribution.

        The second column of the table lists, for each selling securityholder, the number of shares of common stock held by the selling securityholder, plus the number of shares of common stock, based on its ownership of Series B-1 preferred shares, that would have been issuable to the selling securityholder on January 31, 2002 assuming conversion of all Series B-1 preferred stock held by the selling securityholder on that date, without regard to any limitations on conversions. The third column assumes the sale of all of the shares offered by each selling securityholder.

Name	Common Shares Beneficially Owned Prior to Offering (1)	% of Common Stock Owned After Sale (2)
Michael Falk (3)	4,412,581	11.0
Robert Priddy (4)	2,602,477	6.4
J.F. Shea & Co., Inc. as nominee 2000-91 (5)	1,447,407	3.6
Commonwealth Associates, L.P.	754,015	1.9
Barry A. Kaplan	126,167	*
Daniel Och	126,167	*
Sunflower Trading Fund	94,622	*
Noam Gottesman	260,893	*
Carol R. Hill Spousal Trust	137,842	*
Harvard Investments, Inc.	125,236	*
Hulas Kanodia	63,090	*
Scott Prince	63,090	*

Mark Reichenbaum	63,090	*
William Anthony Rice	63,090	*
Keith Rosenbloom	61,826	*
Lee Provow (6)	40,460	*
Abrams Family X Partnership	31,545	*
Benjamin Bollag	31,545	*
Michael Bollag	31,545	*
Donald Drapkin	31,545	*
Tim Flynn	31,545	*
Maurice Gallagher	31,545	*
Howard Gittis	31,545	*
Kim M. Schwenke 1989 Irrevocable Trust	31,545	*
Alexander Rappaport	31,545	*
Saul Negreann	28,390	*
Robert O'Sullivan	18,734	*
David Chazen	15,772	*
SJG Management PSF	12,618	*
Joseph P. Wynne	6,453	*
Inder Tallur	6,453	*
Carl Kleidman	6,381	*
EFG Reads Trustees Limited	6,309	*
Annie Falk	6,309	*
Glaser, Bruce — IRA	6,309	*
Peter Latour	6,309	*
David Treitel	6,309	*
Steve Warner	6,309	*
Edmund Shea	5,358	*
Robert Tucker	3,528	*
Richard Rosenblatt	3,227	*
Scott Greiper	3,191	*
Adam & Lisa Ross	3,154	*
Ron Moschetta	3,154	*
Doug Levine	2,324	*
Anthony Giardina	1,336	*

Cornelia Eldridge	662	*
Beth Lipman	337	*
Greg Manocherian	253	*

*
Less than 1%

(1)
Assumes conversion of all of the holder's Series B-1 preferred stock into shares of our common stock. The conversion ratio is subject to adjustment as described under "Description of Capital Stock—Series B-1 Anti-Dilution Protection" in the prospectus. As a result, the amount of common stock issuable upon conversion of the Series B-1 preferred stock may adjust in the future. This information is based on information provided by Commonwealth Associates, L.P.

(2)
Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act using 39,377,973 shares of common stock outstanding as of January 10, 2002. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's preferred stock and exercise of that holder's warrants. However, we did not assume the conversion of any other holder's preferred stock or exercise of any other holder's warrants. This information is based on information provided by Commonwealth Associates, L.P.

(3)
Includes 211,061 shares held by Mr. Falk and 3,437 shares issuable to Mr. Falk upon exercise of stock options. Also includes 754,015 shares held by Commonwealth Associates, L.P. ("Commonwealth"), 2,962,508 shares held by ComVest, and 481,559 shares issuable to ComVest upon exercise of a warrant. The general partner of Commonwealth is Commonwealth Associates Management Company, Inc. ("CAMC"). Mr. Falk is the chairman and principal shareholder of CAMC. Mr. Falk disclaims beneficial ownership of the securities held by Commonwealth other than that portion which corresponds with his interest in Commonwealth. The general partner of ComVest is ComVest Management, LLC, which is wholly-owned by CAMC. Mr. Falk is the chairman and principal shareholder of CAMC. Mr. Falk disclaims beneficial ownership of the securities held by ComVest other than that portion which corresponds with his interest in ComVest. Mr. Falk is a member of our Board of Directors.

(4)
Includes 240,800 shares issuable upon exercise of warrants.

(5)
Includes 144,800 shares issuable upon exercise of warrants. Also includes 1,000,000 shares of common stock held by Shea Ventures LLC.

(6)
Mr. Provow is a member of our Board of Directors.

        The securities offered hereby involve a high degree of risk. See "Risk Factors" beginning on page 2 of the prospectus for information that you should consider before purchasing these securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This Prospectus Supplement is dated January 31, 2002.